Filed Pursuant to Rule 424 (b)(3)
Registration Nos. 333-139913
333-139913-01
333-139913-02
333-139913-03
333-139913-04
PROSPECTUS

The PNC Financial Services Group, Inc.

Junior Subordinated Debt Securities
Guarantees

PNC Capital Trust E

PNC Capital Trust F

PNC Capital Trust G

PNC Capital Trust H

Trust Preferred Securities

The securities listed above may be offered and sold, from time to time, by us and one or more of the trusts referred to above and/or may be offered and sold, from time to time, by one or more selling securityholders to be identified in the future. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

These securities will be our equity securities or unsecured obligations, will not be savings accounts, deposits or other obligations of any bank or savings association, and will not be insured by the Federal Deposit Insurance Corporation, the bank insurance fund or any other governmental agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 6, 2008.

Unless the context requires otherwise, references to (1) “we,” “us,” “our” or similar terms are to The PNC Financial Services Group, Inc. and its subsidiaries, and (2) the “Trusts” are to PNC Capital Trust E, PNC Capital Trust F, PNC Capital Trust G, and PNC Capital Trust H, statutory Delaware trusts and the issuers of the trust preferred securities.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we and the Trusts filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration statement, we may sell junior subordinated debt securities in one or more offerings and the Trusts may sell trust preferred securities representing undivided beneficial interests in the Trusts, which will be guaranteed by us.

Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the “SEC.” You may read and copy any document that we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. Please call the SEC at 800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public from the SEC’s web site at www.sec.gov. Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call 212-656-5060.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” until we or any of the underwriters appointed by us sell all of the securities offered by this prospectus:

•	Annual Report on Form 10-K and 10-K/A (two filings) for the year ended December 31, 2006;

•	Quarterly Reports on Form 10-Q and 10-Q/A for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007; and

•	Current Reports on Form 8-K filed January 10, 2007, January 24, 2007 (with respect to item 8.01), February 2, 2007, February 9, 2007, February 20, 2007, March 6, 2007, March 7, 2007, March 8, 2007, March 28, 2007, March 30, 2007, April 30, 2007, June 13, 2007, June 14, 2007, July 3, 2007, August 13, 2007 (with respect to item 8.01), October 1, 2007, December 12, 2007, January 22, 2008 and February 4, 2008 (two filings).

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

The PNC Financial Services Group, Inc.
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707
Attention: Shareholder Services
Telephone: 800-982-7652
Email: webqueries@computershare.com

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement or any document incorporated by reference is accurate as of any date other than the dates of the applicable documents.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of PNC Financial incorporated into this prospectus by reference from PNC Financial’s Annual Report on Form 10-K/A Amendment No. 1 and management’s report on the effectiveness of internal control over financial reporting incorporated into this prospectus from PNC Financial’s Annual Report on Form 10-K/A Amendment No. 2, for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference (which reports (i) express an unqualified opinion on the consolidated financial statements and include explanatory paragraphs referring to the restatement of the consolidated financial statements and include explanatory paragraphs relating to the restatement of the consolidated statement of cash flows, PNC Financial’s adoption of Statement of Financial Accounting Standard No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R)” and PNC Financial’s use of the equity method of accounting to recognize its investment in BlackRock, Inc, (ii) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (iii) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

2